Sky Petroleum Provides Drilling Progress Report

Drilling Commenced on January 31st, 2006; Current Depth Is More Than 2,000 ft

AUSTIN, TX -- 02/08/2006 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas exploration company, is pleased to announce that Buttes Gas and Oil Co. International Inc., a wholly owned subsidiary of Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, commenced drilling operations on January 31st at the Mubarek H-2, the first of Sky Petroleum's two infill wells on the field. The well is being drilled from an existing wellhead platform to a sub sea depth of approximately 13,500 feet into the Ilam/Mishrif oil reservoir and as of February 6th the well was at a drill depth of 2,224 ft.

"We are very pleased with the current progress of H-2 as we are on-time and on-budget," said Brent Kinney, chief executive officer at Sky Petroleum, Inc.; "We will be providing additional updates over the next several weeks as operations continue."

Crescent is one of the United Arab Emirates most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As operator of the Mubarek Field for over three decades, Crescent brings extensive knowledge of the subsurface conditions of the Mubarek Field. The first commercial oil was produced from the Mubarek Field in the mid 1970's and the field has been in continuous production since then.

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the timing and success of the proposed infill drilling programs, the contemplated continued production at the Mubarek Field, and anticipated production from the wells, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:
Michael Noonan
512-437-2582
mnoonan@skypete.com